Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-192024, 333-197373, 333-207658 and 333-212722) on Form S-8 of Criteo S.A. of our report dated September 13, 2016, with respect to the consolidated balance sheets of HookLogic, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ deficit and cash flows for the years then ended, which report appears in the Form 8-K/A of Criteo S.A. dated December 27, 2016.
/s/ KPMG LLP

Santa Clara, California
December 27, 2016